CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4, relating to the proposed reorganization transactions and to be filed with the U.S. Securities and Exchange Commission on or about the date hereof, of our report dated March 28, 2011 relating to the financial statements of Pittsburgh & West Virginia Railroad for the three years ended December 31, 2010, which are included in its Annual Report on Form 10-K for the year ended December 31, 2010.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Gibbons & Kawash A.C.
Charleston, West Virginia
November 7, 2011